UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

March 14, 2013
Date of Report (Date of earliest event reported)

HESKA CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3760 Rocky Mountain Avenue
Loveland, Colorado 80538
(Address of principal executive offices) (Zip code)

(970) 493-7272
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors (the “Board”) of Heska Corporation (the “Company”) on March 14, 2013, Louise L. McCormick announced her retirement, effective March 15, 2013 from the Board, as she had recently relocated to the United Kingdom.  In light of Ms. McCormick’s decision and the death of John F. Sasen, Sr. on February 26, 2013, the Board voted to reduce the size of the Board from eight (8) to six (6) members effective immediately, with each of Class I, II and III consisting of two (2) Directors.  In order to accommodate an even number of Directors in each class, our Board then voted to reclassify Peter Eio and Sharon L. Riley as Class II Directors. Mr. Eio had previously been a Class I Director. Ms. Riley had previously been a Class III Director.  The Board also voted to appoint Ms. Riley Chairwoman of the Company’s Corporate Governance Committee effective upon Ms. McCormick’s retirement.  In addition, the Board ratified its earlier decision to reduce the size of the Board by one member effective at the 2013 Annual Meeting.  Accordingly, the Board will consist of five (5) members beginning at the 2013 Annual Meeting with Class I and III consisting of two (2) Directors and Class II consisting of one (1) Director.  It was anticipated that following the 2013 Annual Meeting Ms. Riley would continue as a Class II Director, with term set to expire at the 2014 Annual Meeting.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION a Delaware corporation

Dated: March 15, 2013	By:	/s/ Jason A. Napolitano
Jason A. Napolitano Executive Vice President, Chief Financial Officer and Secretary